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                                                      SEC FILE NUMBER
                                                         000-32887
                                              --------------------------------

                                              --------------------------------
                                                       CUSIP NUMBER
                                                        307014 10 0
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                   FORM 10-QSB

                       FOR THE PERIOD ENDED JUNE 30, 2006


                                     PART I
                             REGISTRANT INFORMATION

FAMILY HOME HEALTH SERVICES INC.
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Full name of registrant

801 WEST ANN ARBOR TRAIL, SUITE 200
PLYMOUTH, MICHIGAN 48170
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Address of principal executive office (Street and number)
City, state and zip code


                                     PART II
                             RULE 12b-25 (b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

            [X]      (a)   The reasons described in detail in Part III of this
                           form could not be eliminated without unreasonable
                           effort or expense;
            [X]      (b)   The subject annual report, semi-annual report,
                           transition report on Form 10-K (or 10-KSB), Form
                           20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion
                           thereof, will be filed on or before the
                           fifteenth calendar day following the prescribed due
                           date; or the subject quarterly report or transition
                           report on Form 10-Q (or 10-QSB) or subject
                           distribution report on Form 10-D, or portion thereof,
                           will be filed on or before the fifth calendar day
                           following the prescribed due date; and
            [X]      (c)   The accountant's statement or other exhibit required
                           by Rule 12b-25(c) has been attached if applicable.



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                                    PART III
                                    NARRATIVE


     State below in reasonable detail the reasons why Forms 10-K (or 10-KSB), 20-F, 11-K, 10-Q (or 10-QSB), 10-D, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Registrant has determined that it must delay the filing of its Quarterly Report on Form 10-QSB for the quarter ending June 30, 2006 ("Form 10-QSB"). The Registrant requires additional time to review its compliance with various "Share Based Payment" accounting pronouncements. The Registrant intends to file the Form 10-QSB within five calendar days following the date of this notice.


                                     PART IV
                                OTHER INFORMATION


     (1) Name and telephone number of person to contact in regard to this notification:

JAMES M. MITCHELL          (734) 414-9990
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(Name)                     (Area Code) (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                    | | YES |X| No

     The Registrant has not yet filed the financial statements required by Rule 3-05 of Regulation S-X to be filed by amendment within 75 days after the filing of its Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 8, 2005 and April 11, 2006 (File No. 000-32887). The Registrant anticipated that the financials would be filed by the required date, but was not able to complete them. The Registrant intends to file the financials as soon as practicable.

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                  | | YES |X | No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                        FAMILY HOME HEALTH SERVICES INC.
--------------------------------------------------------------------------------
                        (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date August 14, 2006                  /s/ Kevin R. Ruark
     ---------------                  -----------------------------------------
                                      By: Kevin R. Ruark
                                      Its: Chief Executive Officer and President